Three months ended June 30,
                                                   1996               1995
                                              ---------------    ---------------
Net income as reported. . . . . . . . . . . .       $585,000           $478,000
                                              ===============    ===============


Primary:
  Common and common equivalent shares
  outstanding:
    Weighted average number of common shares
      outstanding . . . . . . . . . . . . .        3,101,808          3,074,848
    Common stock equivalents from options
      computed on the treasury-stock method
      using the average fair market value of
      common stock during the period. . . . .        141,197            156,936
                                              ---------------    ---------------
Shares used in the computation. . . . . . . .      3,243,005          3,231,784
                                              ===============    ===============

Primary net income per share. . . . . . . . .          $0.18              $0.15
                                              ===============    ===============


Fully Diluted:
  Common and common equivalent shares
  outstanding:
    Weighted average number of common shares
      outstanding . . . . . . . . . . . . . .      3,101,808          3,074,848
    Common stock equivalents from options
      computed on the treasury-stock method
      using the higher of the average fair
      market value of common stock during the
      period or at the end of the period. . .        141,197            167,626
                                              ---------------    ---------------
Shares used in the computation. . . . . . . .      3,243,005          3,242,474
                                              ===============    ===============

Fully diluted net income per share. . . . . .          $0.18              $0.15
                                              ===============    ===============